Investors and Media:
Shantanu Agrawal
(630) 824-1907

SUNCOKE ENERGY, INC. ANNOUNCES RECORD 2022 RESULTS AND
PROVIDES FULL-YEAR 2023 GUIDANCE

•Net income attributable to SXC was $100.7 million, or $1.19 per share, for the full-year 2022; Net income attributable to SXC was $11.8 million, or $0.14 per share, in the fourth quarter 2022

•Full-year 2022 consolidated Adjusted EBITDA was $297.7 million, representing record full-year financial performance; Fourth quarter Adjusted EBITDA was $58.9 million

•Operating cash flow was $208.9 million for the full-year 2022, within our revised guidance of $200 million to
$215 million

•Full-year 2023 consolidated Adjusted EBITDA is expected to be between $250 million and $265 million

LISLE, Ill. (February 1, 2023) - SunCoke Energy, Inc. (NYSE: SXC) (the "Company" or "SunCoke") today reported fourth quarter and full-year 2022 results, reflecting record financial performance for the second consecutive year from our cokemaking and logistics businesses.

"2022 was an exceptional year for SunCoke, with favorable contribution margins from export coke sales and strong volumes and pricing within our Logistics segment contributing to another record year for Adjusted EBITDA," said Mike Rippey, Chief Executive Officer of SunCoke Energy, Inc. "We made significant progress on our capital allocation goals in 2022: reducing gross debt by $83 million, increasing quarterly dividends by 33%, and entering into a non-binding letter of intent with United States Steel Corporation ("U. S. Steel") for a new granulated pig iron facility at Granite City. We also expanded our footprint in the foundry business by increasing our market participation."
"As we enter 2023, we remain focused on executing against our well established objectives of exceptional safety performance, operational excellence, and a balanced approach to capital allocation," said Katherine Gates, President of SunCoke Energy, Inc. "We expect 2023 consolidated Adjusted EBITDA to be between $250 million and $265 million, driven by our Domestic Coke plants continuing to operate at full capacity, but with the backdrop of a weaker export market. We anticipate capital expenditures of approximately $95 million, including the foundry coke expansion project which will allow us to build upon our success in this market. We plan to execute against these objectives and deliver significant value to SunCoke stakeholders."

CONSOLIDATED RESULTS

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2022	2021	Increase/(Decrease)	2022	2021	Increase/(Decrease)
Sales and other operating revenues	$ 514.0	$ 365.3	$ 148.7	$ 1,972.5	$ 1,456.0	$ 516.5
Net income attributable to SXC	$ 11.8	$ 12.7	$ (0.9)	$ 100.7	$ 43.4	$ 57.3
Adjusted EBITDA(1)	$ 58.9	$ 62.9	$ (4.0)	$ 297.7	$ 275.4	$ 22.3
(1)See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues increased during both the fourth quarter and full-year 2022 as compared to the same prior year periods, primarily reflecting the pass-through of higher coal costs in the Domestic Coke segment and higher volumes in the Logistics segment. Full-year 2022 revenues additionally benefit from higher pricing on export coke sales and higher pricing in the Logistics segment.

Net income attributable to SXC for the fourth quarter 2022 decreased from the same prior year period, driven by unfavorable operating results discussed above. Net income attributable to SXC for the full-year 2022 increased from the same prior year period, driven by favorable operating results discussed above as well as the absence of debt refinancing related expenses recorded in the second quarter of the prior year and income tax benefits recorded in the third quarter of 2022 as a result of the release of a valuation allowance established on the deferred tax assets attributable to existing foreign tax credit carryforwards and the recognition of research and development credits.

Fourth quarter 2022 Adjusted EBITDA decreased as compared to the same prior year period, primarily reflecting lower export coke pricing. Full-year 2022 Adjusted EBITDA increased as compared to the same prior year period, primarily reflecting higher contribution margins on export coke sales as well as higher pricing in the Logistics segment.

SEGMENT RESULTS

Domestic Coke
Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions, except per ton amounts)	2022	2021	Increase/(Decrease)	2022	2021	Increase/(Decrease)
Sales and other operating revenues	$ 485.1	$ 340.3	$ 144.8	$ 1,856.9	$ 1,354.5	$ 502.4
Adjusted EBITDA(1)	$ 46.5	$ 53.4	$ (6.9)	$ 263.4	$ 243.4	$ 20.0
Sales Volume (in thousands of tons)	1,040	1,026	14	4,031	4,183	(152)
Adjusted EBITDA per ton(2)	$ 44.71	$ 52.05	$ (7.34)	$ 65.34	$ 58.19	$ 7.15
(1)See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
The increases in revenue for both the fourth quarter and full-year 2022 as compared to the same prior year periods primarily reflects the pass-through of higher coal costs.

Fourth quarter 2022 Adjusted EBITDA decreased as compared to the same prior year period, primarily reflecting lower export coke pricing and higher O&M costs. Full-year 2022 Adjusted EBITDA increased as compared to the same prior year period, driven by higher contribution margins on export coke sales.

Logistics
Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal (“CMT”), Lake Terminal, Kanawha River Terminals (“KRT”) and Dismal River Terminal (“DRT”).

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2022	2021	Increase/(Decrease)	2022	2021	Increase/(Decrease)
Sales and other operating revenues	$ 18.8	$ 15.1	$ 3.7	$ 77.6	$ 64.9	$ 12.7
Intersegment sales	$ 6.7	$ 6.8	$ (0.1)	$ 28.9	$ 27.1	$ 1.8
Adjusted EBITDA(1)	$ 11.7	$ 9.6	$ 2.1	$ 49.7	$ 43.5	$ 6.2
Tons handled (thousands of tons)(2)	5,525	4,589	936	22,291	19,933	2,358
(1)See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)Reflects inbound tons handled during the period.

The increases in both revenues and Adjusted EBITDA for the fourth quarter and the full-year 2022 as compared to the same prior year periods were driven by higher volumes. The increases in both revenues and Adjusted EBITDA for the full-year 2022 as compared to the same prior year period also reflect the benefit of higher pricing.

Brazil Coke
Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2022	2021	Increase/(Decrease)	2022	2021	Increase/(Decrease)
Sales and other operating revenues	10.1	9.9	$ 0.2	38.0	36.6	$ 1.4
Adjusted EBITDA(1)	3.1	4.2	$ (1.1)	14.5	17.2	$ (2.7)
Brazilian Coke production—operated facility (thousands of tons)	377	417	(40)	1,585	1,685	(100)
(1)See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues for the fourth quarter and full-year 2022 were comparable to the same prior year period. The pass through of higher reimbursable operating and maintenance spending was mostly offset by lower volumes due to planned outages, resulting in the absence of a production bonus for meeting certain volume targets. The decreases in Adjusted EBITDA for the fourth quarter and full-year 2022 as compared to the same prior year period were driven by lower volumes discussed above.

Corporate and Other
Corporate expenses that can be identified with a segment have been included in determining segment results. The remainder is included in Corporate and Other.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2022	2021	Increase/(Decrease)	2022	2021	Increase/(Decrease)
Adjusted EBITDA(1)	(2.4)	(4.3)	$ 1.9	(29.9)	(28.7)	$ (1.2)
(1)See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.

Corporate and other Adjusted EBITDA results improved for the fourth quarter 2022 as compared to the same prior year period, reflecting favorable valuation adjustments as a result of changes in discount rates on certain legacy liabilities, which decreased legacy cost approximately $3.3 million during the fourth quarter, partially offset by higher employee related expenses. Corporate and other Adjusted EBITDA results were unfavorable for the full-year 2022, primarily driven by higher employee related expenses, partially offset by lower legacy liability costs discussed above.

2023 OUTLOOK

Our 2023 guidance is as follows:
•Domestic coke total production is expected to be approximately 4.0 million tons
•Consolidated Net Income is expected to be between $59 million and $76 million
•Consolidated Adjusted EBITDA is expected to be between $250 million to $265 million
•Capital expenditures are projected to be approximately $95 million
•Operating cash flow is estimated to be between $200 million and $215 million
•Cash taxes are projected to be between $12 million and $16 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors and analysts may participate in this call by dialing 1-888-660-6347 in the U.S. or 1-929-201-6594 if outside the U.S., confirmation code 36382.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to domestic and international customers. Our coke is used in the blast furnace production of steel as well as the foundry production of casted iron, with the majority of sales under long-term, take-or-pay contracts. We also export coke to overseas customers seeking high-quality product for their blast furnaces. Our process utilizes an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and draws upon more than 60 years of cokemaking experience to operate our facilities in Illinois, Indiana, Ohio, Virginia and Brazil. Our logistics business provides export and domestic material handling services to coke, coal, steel, power and other bulk customers. The logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SunCoke routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission filings, public conference calls, webcasts and SunCoke's website at http://www.suncoke.com/English/investors/sxc. The information that SunCoke posts to its website may be deemed to be material. Accordingly, SunCoke encourages investors and others interested in SunCoke to routinely monitor and review the information that SunCoke posts on its website, in addition to following SunCoke's press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

NON-GAAP FINANCIAL MEASURES

In addition to U.S. GAAP measures, this press release contains certain non-GAAP financial measures. These non-GAAP financial measures should not be considered as alternatives to the measures derived in accordance with U.S. GAAP. Non-GAAP financial measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for results as reported under U.S. GAAP. Additionally, other companies may calculate non-GAAP metrics differently than we do, thereby limiting their usefulness as a comparative measure. Because of these and other limitations, you should consider our non-GAAP measures only as supplemental to other U.S. GAAP-based financial performance measures, including revenues and net income. Reconciliations to the most comparable GAAP financial measures are included following the presentation of financial and operating results included at the end of this press release.

DEFINITIONS

•Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, restructuring costs, gains or losses on extinguishment of debt, and/or transaction costs ("Adjusted EBITDA"). EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, or any other measure of financial performance presented in accordance with GAAP.

•Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

This press release and related conference call contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements often may be identified by the use of such words as "believe," "expect," "plan," "project," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "will," "should," or the negative of these terms, or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Any statements made in this press release or during the related conference call that are not statements of historical fact, including statements about our full-year 2023 guidance, the timing of completing the foundry expansion project, the ability of our domestic coke plants to continue to operate at full capacity, and our expectation of a weaker export market, are forward-looking statements and should be evaluated as such. Forward-looking statements represent only our beliefs regarding future events, many of which are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause our actual results and financial condition to differ materially from the anticipated results and financial condition indicated in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in Item 1A (“Risk Factors”) of our Annual Report on Form 10-K for the most recently completed fiscal year, as well as those described from time to time in our other reports and filings with the Securities and Exchange Commission (SEC).

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors and other important information regarding the matters discussed in this press release and related conference call, see SunCoke's Securities and Exchange Commission filings, copies of which are available free of charge on SunCoke's website at www.suncoke.com or on the SEC's website at www.sec.gov. All forward-looking statements included in this press release and related conference call are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this press release and related conference call also could have material adverse effects on forward-looking statements.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events, or otherwise, after the date of this press release except as required by applicable law.

SunCoke Energy, Inc.
Consolidated Statements of Income

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$ 514.0	$ 365.3	$ 1,972.5	$ 1,456.0
Costs and operating expenses
Cost of products sold and operating expenses	441.7	288.9	1,604.9	1,118.8
Selling, general and administrative expenses	13.5	13.5	71.4	61.8
Depreciation and amortization expense	35.8	34.9	142.5	133.9
Total costs and operating expenses	491.0	337.3	1,818.8	1,314.5
Operating income	23.0	28.0	153.7	141.5
Interest expense, net	7.7	7.7	32.0	42.5
Loss on extinguishment of debt	—	—	—	31.9
Income before income tax expense	15.3	20.3	121.7	67.1
Income tax expense	2.5	6.3	16.8	18.3
Net income	12.8	14.0	104.9	48.8
Less: Net income attributable to noncontrolling interests	1.0	1.3	4.2	5.4
Net income attributable to SunCoke Energy, Inc.	$ 11.8	$ 12.7	$ 100.7	$ 43.4
Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$ 0.14	$ 0.15	$ 1.20	$ 0.52
Diluted	$ 0.14	$ 0.15	$ 1.19	$ 0.52
Weighted average number of common shares outstanding:
Basic	83.9	83.1	83.8	83.0
Diluted	84.8	84.0	84.6	83.7

SunCoke Energy, Inc.
Consolidated Balance Sheets

	December 31,
	2022	2021
	(Unaudited)	(Audited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$ 90.0	$ 63.8
Receivables, net	104.8	77.6
Inventories	175.2	127.0
Other current assets	4.0	3.5
Total current assets	374.0	271.9
Properties, plants and equipment (net of accumulated depreciation of $1,276.0 million and $1,160.1 million at December 31, 2022 and 2021, respectively)	1,229.3	1,287.9
Intangible assets, net	33.2	35.2
Deferred charges and other assets	18.1	20.4
Total assets	$ 1,654.6	$ 1,615.4
Liabilities and Equity
Accounts payable	$ 159.3	$ 126.0
Accrued liabilities	61.4	53.0
Current portion of financing obligation	3.3	3.2
Total current liabilities	224.0	182.2
Long-term debt and financing obligation	528.9	610.4
Accrual for black lung benefits	52.2	57.9
Retirement benefit liabilities	16.4	21.8
Deferred income taxes	172.3	169.0
Asset retirement obligations	13.4	11.6
Other deferred credits and liabilities	24.7	27.1
Total liabilities	1,031.9	1,080.0
Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both December 31, 2022 and 2021	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 98,815,780 and 98,496,809 shares at December 31, 2022 and 2021, respectively	1.0	1.0
Treasury stock, 15,404,482 shares at both December 31, 2022 and 2021	(184.0)	(184.0)
Additional paid-in capital	728.1	721.2
Accumulated other comprehensive loss	(13.0)	(16.7)
Retained earnings (deficit)	53.5	(23.4)
Total SunCoke Energy, Inc. stockholders' equity	585.6	498.1
Noncontrolling interests	37.1	37.3
Total equity	622.7	535.4
Total liabilities and equity	$ 1,654.6	$ 1,615.4

SunCoke Energy, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2022	2021
	(Unaudited)	(Audited)
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$ 104.9	$ 48.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	142.5	133.9
Deferred income tax expense	2.3	9.3
Share-based compensation expense	6.7	6.1
Loss on extinguishment of debt	—	31.9
Changes in working capital pertaining to operating activities:
Receivables, net	(32.3)	(31.3)
Inventories	(48.2)	(1.1)
Accounts payable	27.4	29.5
Accrued liabilities	8.4	6.3
Other	(2.8)	(0.3)
Net cash provided by operating activities	208.9	233.1
Cash Flows from Investing Activities:
Capital expenditures	(75.5)	(98.6)
Other investing activities	5.3	(0.7)
Net cash used in investing activities	(70.2)	(99.3)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	500.0
Repayment of long-term debt	—	(609.3)
Proceeds from revolving facility	596.0	690.1
Repayment of revolving facility	(676.0)	(663.4)
Repayment of financing obligation	(3.2)	(2.9)
Debt issuance costs	—	(12.0)
Dividends paid	(23.6)	(20.1)
Cash distributions to noncontrolling interests	(4.4)	—
Other financing activities	(1.3)	(0.8)
Net cash used in financing activities	(112.5)	(118.4)
Net increase in cash and cash equivalents	26.2	15.4
Cash and cash equivalents at beginning of year	63.8	48.4
Cash and cash equivalents at end of year	$ 90.0	$ 63.8
Supplemental Disclosure of Cash Flow Information
Interest paid, net of capitalized interest of zero and $0.5 million, respectively	$ 28.5	$ 40.0
Income taxes paid, net of refunds of $0.5 million and $2.9 million, respectively	$ 14.5	$ 2.9

SunCoke Energy, Inc.
Segment Operating Data

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	Unaudited)	(Audited)

	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$ 485.1	$ 340.3	$ 1,856.9	$ 1,354.5
Brazil Coke	10.1	9.9	38.0	36.6
Logistics	18.8	15.1	77.6	64.9
Logistics intersegment sales	6.7	6.8	28.9	27.1
Elimination of intersegment sales	(6.7)	(6.8)	(28.9)	(27.1)
Total sales and other operating revenue	$ 514.0	$ 365.3	$ 1,972.5	$ 1,456.0
Adjusted EBITDA(1)
Domestic Coke	$ 46.5	$ 53.4	$ 263.4	$ 243.4
Brazil Coke	3.1	4.2	14.5	17.2
Logistics	11.7	9.6	49.7	43.5
Corporate and Other	(2.4)	(4.3)	(29.9)	(28.7)
Total Adjusted EBITDA	$ 58.9	$ 62.9	$ 297.7	$ 275.4
Coke Operating Data:
Domestic Coke capacity utilization(2)	101%	100%	100%	101%
Domestic Coke production volumes (thousands of tons)	1,023	1,031	4,023	4,162
Domestic Coke sales volumes (thousands of tons)	1,040	1,026	4,031	4,183
Domestic Coke Adjusted EBITDA per ton(3)	$ 44.71	$ 52.05	$ 65.34	$ 58.19
Brazilian Coke production—operated facility (thousands of tons)	377	417	1,585	1,685
Logistics Operating Data:
Tons handled (thousands of tons)	5,525	4,589	22,291	19,933
(1)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)The production of foundry coke tons does not replace blast furnace coke tons on a ton for ton basis, as foundry coke requires longer coking time. The Domestic Coke capacity utilization is calculated assuming a single ton of foundry coke replaces approximately two tons of blast furnace coke.
(3)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

SunCoke Energy, Inc.
Reconciliation of Non-GAAP Information
Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars in millions)
Net income attributable to SunCoke Energy, Inc.	$ 11.8	$ 12.7	$ 100.7	$ 43.4
Add: Net income attributable to noncontrolling interests	1.0	1.3	4.2	5.4
Net income	$ 12.8	$ 14.0	$ 104.9	$ 48.8
Add:
Depreciation and amortization expense	35.8	34.9	142.5	133.9
Interest expense, net	7.7	7.7	32.0	42.5
Loss on extinguishment of debt	—	—	—	31.9
Income tax expense	2.5	6.3	16.8	18.3
Transaction costs(1)	0.1	—	1.5	—
Adjusted EBITDA	$ 58.9	$ 62.9	$ 297.7	$ 275.4
Subtract: Adjusted EBITDA attributable to noncontrolling interest(2)	2.2	2.3	8.4	9.3
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$ 56.7	$ 60.6	$ 289.3	$ 266.1
(1)Costs incurred as part of the granulated pig iron project with U.S. Steel.
(2)Reflects noncontrolling interests in Indiana Harbor.

SunCoke Energy, Inc
Reconciliation of Non-GAAP Information
Estimated 2023 Net Income to Estimated 2023 Adjusted EBITDA

	2023
	Low	High
Net income	$ 59	$ 76
Add:
Depreciation and amortization expense	136	132
Interest expense, net	31	29
Income tax expense	24	28
Adjusted EBITDA	$ 250	$ 265
Subtract: Adjusted EBITDA attributable to noncontrolling interest(1)	(9)	(9)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$ 241	$ 256
(1)Reflects noncontrolling interests in Indiana Harbor.